EX-99.B11-tmkpwopin

                       Report of Independent Accountants


To the Board of Directors and Shareholders of TMK/United Funds, Inc.


In our opinion, the accompanying statement of changes in net assets and the financial highlights present fairly, in all material respects, the changes in the net assets and financial highlights of each of the ten portfolios comprising TMK/United Funds, Inc. (the "Fund") for the year ended December 31, 1995 and for each of the nine years in the period ended December 31, 1995, respectively, in conformity with generally accepted accounting principles. These statements of changes in net assets and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1995 by correspondence with the custodian and brokers and the application of alternative auditing procedures where confirmations from brokers were not received, provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of TMK/United Funds, Inc. for the twelve-month period ended December 31, 1996.


Price Waterhouse LLP
Kansas City, Missouri
February 8, 199